COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT
THIS COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is made the 23rd. day of May, 2011 (“EFFECTIVE DATE”) by and between the LUDWIG INSTITUTE FOR CANCER RESEARCH LTD, a Swiss not-for-profit corporation, with its registered office at Stadelhoferstrasse 22, 8001, Zurich, Switzerland, and having an office at 666 Third Avenue, New York, NY 10017, United States of America (“LICR”) and 4-ANTIBODY AG (“4AB”), incorporated in Switzerland at Schwarzwaldallee 215, CH-4002 Basel, Switzerland.

WHEREAS, LICR owns technology and know-how with respect to the development of immunotherapies including antibodies to treat various forms of cancer; and

WHEREAS, 4AB owns technology and know-how with respect to the generation and development of human monoclonal antibodies to treat human diseases; and

WHEREAS, LICR and 4AB desire to establish a multi-target research and development collaboration in a focus area of high interest for the cancer immunology field of translational research in the immunosuppression and immunoregulation in cancer; and

NOW THEREFORE, in consideration of the premises, representations, warranties and agreements set forth herein, the parties hereto agree as follows.

1	DEFINITIONS

1.01
“AFFILIATE” shall mean any corporation or business entity of which LICR or 4AB owns directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock, or any corporation which LICR or 4AB directly or indirectly controls, or any parent corporation which owns, directly or indirectly, fifty percent (50%) or more of the assets or outstanding stock of LICR or 4AB or directly or indirectly controls LICR or 4AB.

1.02
“ANTIBODY” or “ANTIBODIES” shall mean an immunoglobulin (Ig) molecule, generally comprising four polypeptide chains, two heavy (H) chains and two light (L) chains, or an equivalent Ig homologue thereof (e.g., a camelid nanobody, which comprises only a heavy chain, single domain antibodies (dAbs) which can be either heavy or light chain); including full length functional mutants, variants, or derivatives thereof (including but not limited to chimeric, veneered, humanized antibodies, fully human equivalents (e.g. created by guided selection or similar technology), which retain the essential epitope binding features of an Ig molecule, and including dual specific, bispecific, multispecific, and dual variable domain immunoglobulins; Immunoglobulin molecules can be of any class (e.g., IgG, IgE, IgM, IgD, IgA, and IgY), or subclass (e.g., IgG1, IgG2, IgG3, IgG4, IgA1, and IgA2) and allotype. Also included within the meaning of the term Antibody is any ANTIBODY FRAGMENT.

1.03
“ANTIBODY FRAGMENT” means a molecule comprising at least one polypeptide chain that is not full length, including (i) a Fab fragment, which is a monovalent fragment consisting of the variable light (VL), variable heavy (VH), constant light (CL) and constant heavy 1 (CH1) domains; (ii) a F(ab')2 fragment, which is a bivalent fragment comprising two Fab fragments linked by a disulfide bridge at the hinge region; (iii) a heavy chain portion of a Fab (Fd) fragment, which consists of the VH and CH1 domains; (iv) a variable fragment (Fv) fragment, which consists of the VL and VH domains of a single arm of an antibody, (v) a domain antibody (dAb) fragment, which comprises a single variable domain; (vi) an isolated complementarity determining region (CDR); (vii) a Single Chain Fv Fragment; (viii) a diabody, which is a bivalent, bispecific antibody in which VH and VL domains are expressed on a single polypeptide chain, but using a linker that is too short to allow for pairing between the two domains on the same chain, thereby forcing the domains to pair with the complementarity domains of another chain and creating two antigen binding sites; and (ix) a linear antibody, which comprises a pair of tandem Fv segments (VH-CH1- VH-CH1) which, together with complementarity light chain polypeptides, form a pair of antigen binding regions; and (x) other non-full length portions of heavy and/or light chains, or mutants, variants, or derivatives thereof, alone or in any combination.

1.04	“ARBITRATION” shall have the meaning ascribed to it in Section 13.02C.

1.05	“ARBITRATORS” shall have the meaning ascribed to it in Section 13.02C.

1.06
“BACKGROUND INTELLECTUAL PROPERTY” shall mean any INTELLECTUAL PROPERTY, owned or controlled by a party, and which is provided to the other party for use in the PROGRAM, and/or which is necessary or useful for performing the PROGRAM.

1.07	“CHANGE OF CONTROL” shall mean a situation in which more than fifty percent (50%) of the ownership interest in a party is acquired by a third party.

1.08
“CLINICAL TRIAL” shall mean any clinical studies, research protocols, or medical research, wherein a PRODUCT is evaluated as a potential diagnostic or therapeutic in a human patient or set of patients and the PROTOCOLS of which LICR starts to execute, after the EFFECTIVE DATE of this Agreement.

1.09
“CUMULATIVE COSTS” shall mean the identified and documented direct costs incurred by each party directly related to the research and development of each PRODUCT and direct costs associated with PROGRAM INTELLECTUAL PROPERTY filing, prosecution, and maintenance covering each PRODUCT. CUMULATIVE COSTS exclude costs not directly related to the development of a PRODUCT and the PROGRAM INTELLECTUAL PROPERTY claiming such PRODUCT, and shall stop incurring for a PRODUCT and the PROGRAM INTELLECTUAL PROPERTY claiming such PRODUCT upon the earlier of (i) its licensing to a third party; (ii) upon its first regulatory approval as obtained by 4-AB; (iii) the transfer or assignment of rights to a PRODUCT or PROGRAM INTELLECTUAL PROPERTY claiming such PRODUCT obtained under or as a result of this Agreement to a third party. CUMULATIVE COSTS for each such PRODUCT may be deducted from anything of value received for rights in a PRODUCT and the PROGRAM INTELLECTUAL PROPERTY claiming such PRODUCT, whether cash or anything received in lieu of cash for such rights. CUMULATIVE COSTS shall be disclosed annually to the JOINT MANAGEMENT

COMMITTEE for approval and any unapproved costs shall not be considered CUMULA TIVE COSTS. For clarity, the CUMULA TIVE COSTS of each PRODUCT and the PROGRAM INTELLECTUAL PROPERTY, or part thereof, claiming such PRODUCT can only be deducted from the monetary realization of each such specific instance. By way of non-limiting example only, CUMULATIVE COSTS associated with PRODUCT 1 shall exclude expenses related to a clinical trial for development of PRODUCT 2, shall not include PROGRAM INTELLECTUAL PROPERTY claiming PRODUCT 2, and cannot be deducted from licensing revenue of PRODUCT 2.

1.10	“DISPUTE” shall have the meaning ascribed to it in Section 13.02A.

1.11	“EFFECTIVE DATE” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

1.12    “EXTENSION TERM” shall have the meaning ascribed to it in Section 2.02.

1.13	“FIELD” shall mean the diagnosis, prevention and treatment of animal and human diseases or conditions.

1.14    “ICC” shall have the meaning ascribed to it in Section 13.02C.

1.15    “INFORMATION” shall have the meaning ascribed to it in Section 6.01.

1.16    “INITIAL TERM” shall mean three (3) years from the EFFECTIVE DATE.

1.17
“INTELLECTUAL PROPERTY” shall mean the rights comprised in any patent, copyright, design, trade mark, eligible layout or similar right whether at common law or conferred by statute, rights to apply and applications for registration under a statute in respect of these or like rights and rights to protect trade secrets and know-how, throughout the world for the full period of the rights and all renewals and extensions.

1.18	“JOINT MANAGEMENT COMMITTEE” shall mean the committee established pursuant to Section 3 herein.

1.19	“LICR” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

1.20	“4AB” shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

1.21
“NY LAB” shall mean LICR’s laboratory at Memorial Sloan-Kettering Cancer Center, 1275 York Avenue, Box 32, New York, New York 10021-6007, USA. The research at the NY LAB is governed by an interinstitutional agreement between LICR and Memorial Sloan-Kettering Cancer Center (MSKCC). A redacted version of that agreement is attached in Appendix 6 (“MSKCC AGREEMENT”).

1.22
“PROCEEDS” shall mean all forms of cash consideration such as but not limited to license fees, royalties, milestone fees and sublicense fees and all forms of non-cash consideration received from a licensee or similar third party as a result of the commercialization of PRODUCTS, PROGRAM INTELLECTUAL PROPERTY and PROGRAM PATENTS. PROCEEDS shall not include consideration received as research funding the research and development of a PRODUCT.

1.23	“PRODUCT(S)” shall mean any ANTIBODY or ANTIBODIES or any other product, service, process or method of using such ANTIBODY or ANTIBODIES which recognizes a TARGET.

1.24
“PROGRAM” as used herein shall mean the collaboration between LICR and 4AB to carry out the research and clinical development program set out in Appendix 1. The PROGRAM will cover and include all monoclonal ANTIBODIES recognizing a TARGET, generated by 4AB during the INITIAL TERM or any EXTENSION TERM of the research program as specified Appendix 1.

1.25
“PROGRAM INTELLECTUAL PROPERTY” shall mean all ANTIBODIES results, research data, know-how, materials, compounds and inventions which are created solely by the LICR or 4AB during the course of and as a direct result of carrying out the PROGRAM.

1.26
“PROGRAM P A TENT(S)” shall mean all patents issued and patent applications filed pertaining to the PROGRAM INTELLECTUAL PROPERTY during the TERM, and any reissues, re-examinations, continuations, claims of U.S. and foreign continuations-in-part which are directed to subject matter specifically described in the U.S. and foreign patent applications, divisions, renewals, or renewals claiming priority to any such patent or patent application and including any extensions, patents of addition, and any extension of the term of the patent or supplementary protection certificate or other means by which greater effective patent protection is extended.

1.27
"PROTOCOL" shall mean a document or set of documents that describes for example and without limitation the objective(s), design, methodology, statistical considerations, and organization of one or more CLINICAL TRIAL(s).

1.28	“RULES” shall have the meaning ascribed to it in Section 13.02C.

1.29
“TARGETS” shall mean the cell surface proteins against which ANTIBODIES shall be generated and evaluated within the PROGRAM, which shall be selected by the JOINT MANAGEMENT COMMITTEE. TARGETS shall be identified in Appendix 2, which shall be updated from time to time as agreed by the JOINT MANAGEMENT COMMITTEE.

1.30	“TERM” shall have the meaning ascribed to it in Section 9.01.

1.31	“TERRITORY” shall mean all countries worldwide, their territories and possessions.

2    RESEARCH COLLABORATION AND DEVELOPMENT

2.01
LICR and 4AB shall carry out the PROGRAM in accordance with the research and clinical development program set out in Appendix 1. LICR and 4AB shall perform the PROGRAM in accordance with the timelines set forth therein, as reasonably practicable, and shall perform the PROGRAM using the highest professional standards of workmanship and care in so doing. LICR and 4AB shall not deviate materially from the PROGRAM without the prior written consent of the other party.

2.02
The PROGRAM shall commence on the EFFECTIVE DATE and shall continue for the INITIAL TERM; provided, however, that with the consent of both LICR and 4AB, which consent shall not be unreasonably withheld, the PROGRAM may be extended for an additional period of up to three (3) years beyond the INITIAL TERM (the “EXTENSION TERM”). Further extensions may be mutually agreed upon by the parties.

•

2.03	The PROGRAM may be modified only by mutual written consent of the parties.

2.04	Any CLINICAL TRIAL conducted as part of the PROGRAM shall comply with the following provisions:
A: Any CLINICAL TRIAL shall only be initiated following written approval of the corresponding PROTOCOL by the JOINT MANAGEMENT COMMITTEE.
B: Any PROTOCOL amendment must be approved in writing by the JOINT MANAGEMENT COMMITTEE, unless more timely amendments are required by a regulatory authority.
C: Each CLINICAL TRIAL approved by the JOINT MANAGEMENT COMMITTEE will be governed by a separate and independent written clinical trial agreement which shall be negotiated in good faith between LICR and 4AB.

2.05
Subject to any further written agreement between the parties, each party shall be responsible for its own costs and expenses incurred in performing its research and development activities as described the PROGRAM.

3    JOINT MANAGEMENT COMMITTEE

3.01
The parties shall establish and maintain a JOINT MANAGEMENT COMMITTEE to monitor the conduct, management, supervision and progress of the PROGRAM so as to provide the best chance of a successful outcome for the research and development of PRODUCT(S). The JOINT MANAGEMENT COMMITTEE responsibilities shall include:

A: Preparing and approving annual research plans for the PROGRAM
B: Exchanging annual research budgets and approval of CUMULATIVE COSTS on a regular basis
C: Discussing progress and exchanging results of the PROGRAM
D: Preparation and approval of PROTOCOL(s) for any CLINICAL TRIAL(s) and approval of any PROTOCOL amendment to any CLINICAL TRIAL
E: Discussing the potential creation or existence of any PROGRAM INTELLECTUAL PROPERTY and agreeing a plan for protecting such PROGRAM INTELLECTUAL PROPERTY
F: Discussing and reviewing proposed publications and disclosures by either party

G: Discussing and reviewing the commercialization of the PRODUCTS and PROGRAM PATENTS

3.02
The JOINT MANAGEMENT COMMITTEE shall consist of representatives from 4AB and LICR, provided that the number of representatives of each of them will at all times be and remain equal. The parties will have the right to change their representatives from time to time by notifying one another to this effect. 4AB and LICR shall each appoint a project coordinator from one of its representatives who shall report to the JOINT MANAGEMENT COMMITTEE as required.

3.03
Each member of the JOINT MANAGEMENT COMMITTEE may appoint an alternate and references in this paragraph and in this Section to “members” and “representatives” of the JOINT MANAGEMENT COMMITTEE shall include references to alternates of such members and representatives. An alternate will only act if the member is not available.

3.04	The JOINT MANAGEMENT COMMITTEE shall meet, at least once per calendar quarter, in person, via teleconferences, or via videoconference and shall hold such additional meetings as its members think fit.

3.05
Unless otherwise agreed by the parties, 4AB shall appoint a Chairperson of the JOINT MANAGEMENT COMMITTEE who shall be responsible for preparing the minutes of JOINT MANAGEMENT COMMITTEE meetings as well as any related correspondence.

3.06
No business shall be transacted at any meeting of the JOINT MANAGEMENT COMMITTEE unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall be at least four (4) members present in person or by their alternate, at least two (2) of whom must be representatives appointed by 4AB and at least two (2) of whom must be representatives appointed by LICR.

3.07
All matters and all formal resolutions of the JOINT MANAGEMENT COMMITTEE shall require the approval of both parties acting through their respective JOINT MANAGEMENT COMMITTEE members. In the event of any disagreement amongst the members of the JOINT MANAGEMENT COMMITTEE with respect to any aspect of the PROGRAM, the matter of disagreement shall be resolved in accordance with the dispute resolution process set out in Section 13.

3.08	The first representatives of the JOINT MANAGEMENT COMMITTEE nominated by 4AB and LICR shall be as set forth in Appendix 3 hereto.

3.09
The JOINT MANAGEMENT COMMITTEE shall ensure that care is taken to properly record and document all research and development activities performed during the PROGRAM. Each party shall promptly notify the JOINT MANAGEMENT COMMITTEE in writing of the potential creation or existence of any PROGRAM INTELLECTUAL PROPERTY.

4 COMMERCIALIZATION

4.01
4AB shall have the sole right to negotiate with prospective licensee’s exclusive, sub- licensable, worldwide licenses or options, under the PROGRAM INTELLECTUAL PROPERTY and PROGRAM P A TENTS to develop and commercialize PRODUCTS, in accordance with the terms of this Agreement.

4.02
4AB shall keep LICR informed in writing on a regular basis concerning its progress in securing the exploitation of the PRODUCTS and PROGRAM INTELLECTUAL PROPERTY and the status of negotiations with prospective licensees. 4AB shall provide LICR with copies of draft term sheets and license proposals being exchanged with prospective licensees.

4.03	LICR shall provide such assistance as is reasonably necessary for 4AB to carry out its rights and responsibilities under this section 4.

4.04
4AB shall not grant any license or option under PROGRAM INTELLECTUAL PROPERTY and PROGRAM PATENTS to develop and commercialize PRODUCTS without the written consent of LICR, which consent shall not be unreasonably withheld or delayed.

4.05	4AB shall provide LICR with copies of all executed license agreement and annual diligence reports of licensee’s efforts to develop and commercialize licensed PRODUCTS and PROGRAM PATENTS

4.06
LICR on behalf of itself and its academic collaborators and Memorial Sloan-Kettering Cancer Center and its academic collaborators retain an irrevocable right to practice only for their educational and non-commercial research (including clinical research involving patient care) purposes the inventions claimed under PROGRAM INTELLECTUAL PROPERTY and PROGRAM PATENTS, where any clinical trial using an ANTIBODY generated and developed through the PROGRAM will be conducted under a JOINT MANAGEMENT COMMITTEE agreed PROTOCOL.

4.07
4AB acknowledges that LICR, after publication or presentation of scientific data related to the PROGRAM, may have obligations to share materials, including ANTIBODIES, with the academic scientific community. In such cases the ANTIBODIES shall be made available to other academic researchers, solely for non- commercial research and educational purposes, pursuant to a material transfer agreement in the form set out in the template agreement in Appendix 5, with any proposed changes thereto subject to the prior review and written approval of 4AB, which shall not be unreasonably withheld.

4.08
The parties acknowledge that the United States Government, as a matter of statutory right under 35 USC Sections 200-212, may hold a non-exclusive license and certain other rights under PROGRAM PATENTS made as a consequence of the use of funding supplied by the United States Government for the PROGRAM. In the event the United States Government has such rights or in the future is found to have such rights with respect to any license contemplated under this Agreement, even if termed an “exclusive” license, shall be understood to be subject to the rights of the United States Government, without any effect on the parties’ remaining obligation, as set forth in this Agreement.

4.09
No rights or licenses (either express or implied) to any intellectual property rights or any proprietary technical information of LICR or 4AB are granted by this Agreement, except as expressly provided in this Section 4 or the following Section 5.

5    INTELLECTUAL PROPERTY

5.01
All rights, title and interest in and to any BACKGROUND INTELLECTUAL PROPERTY shall remain with the party owning such BACKGROUND INTELLECTUAL PROPERTY. Each party grants the other party a royalty free, non- exclusive license to use its BACKGROUND INTELLECTUAL PROPERTY only for the purpose of carrying out the PROGRAM. Neither party may grant any sublicense to use the other party’s BACKGROUND INTELLECTUAL PROPERTY to any third party without the other party’s written agreement.

5.02	PROGRAM INTELLECTUAL PROPERTY and PROGRAM PATENTS shall be jointly owned in equal shares by 4AB and LICR, subject to LICR’s obligations under the MSKCC AGREEMENT.

5.03
During the TERM and EXTENSION TERM, the JOINT MANAGEMENT COMMITTEE shall assess the PROGRAM INTELLECTUAL PROPERTY with regard to any inventions that could be the subject of a patent application, and where considered appropriate 4AB will file patent application(s) in those countries agreed to by the parties. All such patent applications will become PROGRAM PATENTS as part of the PROGRAM INTELLECTUAL PROPERTY. The inventorship of all such PROGRAM PATENTS shall be determined under US patent law.

5.04
During the INITIAL TERM and any EXTENSION TERM, 4AB will be responsible for managing the filing and prosecutions of any patents or applications for patents included in the PROGRAM PATENTS at 4AB’s cost. LICR and 4AB shall consult regularly in the preparation, filing, prosecution and maintenance of any patents or applications for patents included in the PROGRAM PATENTS, and share copies of all material correspondence and filings (and any other information requested by a party) related thereto. 4AB may, in its sole discretion, notify LICR that it does not desire continued filing, prosecution or maintenance of any PROGRAM PATENT upon which timely notification LICR shall have the option to continue the prosecution or maintenance of the PROGRAM PATENT at its sole expense. If LICR does not provide written notice of such intent within 30 days of such notice from 4AB, then 4AB shall have no further responsibility for the costs thereof, and such patent shall no longer be deemed a PROGRAM PATENT.

5.05
4AB and LICR shall reasonably discuss the need to enforce and/or defend the PROGRAM PATENTS and PROGRAM INTELLECTUAL PROPERTY against any third party that infringes or wrongfully uses the same in any manner, and only after 4AB and LICR have agreed a course of action shall any action be initiated by either party.

5.06	The parties hereto shall cooperate with each other in gaining patent term restoration or similar extensions or continuations of rights in the TERRITORY where applicable to PROGRAM PATENT(S).

6    CONFIDENTIALITY

6.01
All oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding any PROGRAM INTELLECTUAL PROPERTY or the PROGRAM, or either party’s assays, processes, formulations, analytical procedures, clinical procedures, methodologies, products, samples, material, cells and specimens or functions (“INFORMATION”) shall be received and used solely for the purposes set forth in this Agreement and subject to the following terms and conditions:

A.
Each party shall keep the other’s INFORMATION in confidence for the period commencing on the EFFECTIVE DATE and ending five (5) years after the end of the TERM or EXTENSION TERM and will not, without the disclosing party’s prior written consent, disclose any INFORMATION to any person or entity, except those of the receiving party’s officers, employees, consultants and AFFILIATES who require said INFORMATION to perform their obligations under this Agreement. Each of the party’s officers, employees, consultants and AFFILIATES to whom INFORMATION is to be disclosed shall be advised by the receiving party of, and bound by the terms of this Agreement.

B.	The obligations of confidentiality and non-use set forth herein shall not apply to any INFORMATION which is:

i	known to the receiving party prior to receipt from the disclosing party, other than through prior disclosure by the disclosing party, as evidenced by the receiving party’s written records;

ii	available to the general public or which hereafter becomes available to the general public otherwise than through a breach of this Agreement;

iii	obtained by the receiving party from a third party with a valid right to disclose such INFORMATION, provided that said third party is not under a confidentially obligation to the disclosing party; or

iv
independently developed by employees, agents, consultants or AFFILIATES of the receiving party who had no knowledge of or access to the disclosing party’s INFORMATION as evidenced by the receiving party’s written records.

C.
The parties will keep the terms of this Agreement and to the extent necessary or desirable to protect any INTELLECTUAL PROPERTY arising in connection with the PROGRAM, the PROGRAM and PROGRAM INTELLECTUAL PROPERTY, confidential except as otherwise agreed.

D.
The parties may, under appropriate obligations of confidentiality, disclose the PROGRAM INTELLECTUAL PROPERTY and the terms of this Agreement to its advisers and consultants, and to its potential and actual collaborators, investors, shareholders and licensees.

E.	Except as is set forth in this Agreement, all INFORMATION shall remain the proprietary property of the disclosing party.

F.
If, in the opinion of the receiving party’s counsel, any of the disclosing party’s INFORMATION is required to be disclosed pursuant to law, regulation, or court order, the receiving party shall give the disclosing party prompt, written notice in order to allow the disclosing party to take whatever action it reasonably deems necessary to protect its INFORMATION. In the event that no protective order or other remedy is obtained, or the disclosing party waives compliance with the terms of this Section 6, receiving party will furnish only that portion of the INFORMATION which receiving party is advised by counsel is legally required.

G.
Except as is set forth in this Agreement, no party shall acquire any license or other intellectual property interest in any INFORMATION disclosed to it by the other party. Further, except as is set forth in this Agreement, disclosure of INFORMATION shall not result in any obligation on the part of the discloser to grant the receiving party any right in or to such INFORMATION.

H.
Upon expiration or termination of this Agreement, each party shall immediately return to each disclosing party all INFORMATION which it has received from the disclosing party, all notes which may have been made regarding said information, and all copies thereof. The receiving party may retain one copy of each item of INFORMATION, and notes regarding the same, provided that said copy shall be retained and used solely for the purposes of ongoing compliance with this Agreement and shall be held in the receiving party’s confidential files. For purposes of this paragraph, LICR and 4AB shall be the disclosing parties with respect to any PROGRAM INTELLECTUAL PROPERTY.

7    CONSIDERATION

7.01	PROCEEDS received by 4AB shall be first used to reimburse each party’s CUMULATIVE COSTS incurred in respect to the licensed PRODUCT and PROGRAM PATENTS from which the PROCEEDS are derived.

7.02	The remaining PROCEEDS (“NET PROCEEDS”) shall be shared [**] between LICR and 4AB.

7.03
4AB shall provide LICR its share of CUMULATIVE COSTS and NET PROCEEDS within thirty (30) days of its receipt of any PROCEEDS, together with a report disclosing detail of the PROCEEDS received and the calculation of CUMULATIVE COSTS and NET PROCEEDS distributed to each party.

8    PAYMENTS

8.01
All payments to be made under this Agreement to LICR shall be made within sixty (60) days of receipt of a tax invoice from LICR and shall be made in US Dollars (USD) by bank wire transfer to LICR’s bank account as follows:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Beneficiary/Payee:    Ludwig Institute for Cancer Research Ltd.
Account No.:
With:            Credit Suisse
Postfach
CH-8070 Zurich, Switzerland
Clearing:
SWIFT:
IBAN:

8.02
If any payment is not made on or before the due date specified herein, 4AB will pay interest on the outstanding amount until paid in full if requested to do so by LICR. Interest will be charged at a rate equal to the "Intended Federal Funds Rate" or equivalent [**] as specified by the Federal Open Market Committee and currently published by the US Federal Reserve Board at www.federalreserve.gov/fomc/fundsrate.htm.

8.03
During the TERM and for a period of five (5) years thereafter, 4AB shall keep complete and accurate records pertaining to the development, manufacture, use, sale or other disposition of the PRODUCTS, in sufficient detail to permit LICR to confirm the accuracy of all payments due hereunder and compliance with all responsibilities and obligations. LICR shall have the right to cause an independent, certified public accountant to audit such records. Such audits may be exercised once each calendar year and only with respect to the then current calendar year and the immediately prior two calendar years, upon reasonable prior written notice to 4AB and during normal business hours, and LICR shall bear the full cost of such audit, unless such inspection leads to the discovery of a discrepancy of greater than the greater of [**] percent ([**] %) in reporting to LICR's detriment, or of $[**], for any calendar year. In such instance, 4AB agrees to pay the reasonable cost of such audit plus interest as stipulated in Section 8.02 from and after the date the audit report is delivered to4AB. The terms of this Section 8.03 shall survive any termination or expiration of this Agreement for a period of five (5) years.

9    TERM AND TERMINATION

9.01
This Agreement shall be effective as of the EFFECTIVE DATE and unless terminated earlier in accordance with this Agreement, shall remain in force until the expiration of the INITIAL TERM or EXTENSION TERM (the “TERM”).

9.02
Each party shall have the right to terminate this Agreement upon written notice to the other party if, after receiving written notice of a material breach of this Agreement, the breaching party fails to cure such breach within sixty (60) days from the date of such notice and such termination is affirmed by an arbitral tribunal pursuant to Section 13.

9.03
Either party may terminate this Agreement with notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) calendar days after the filing thereof.

9.04
Sections 4 (Commercialization), 5 (Intellectual Property), 6 (Confidentiality), 7 (Consideration), 8 (Payments), 10 (Rights Upon Termination), 12 (Indemnity), 13 (Dispute Resolution), 14 (Public Announcements and Publications), 16 (Survival and Waivers) and 17 (Governing Law) shall survive the expiry or termination of this Agreement.

10    RIGHTS UPON TERMINATION

10.01	If this Agreement is terminated by 4AB pursuant to Section 9.02 or 9.03, then on the effective date of said termination, 4AB’s and LICR’s obligations and rights under this Agreement shall terminate.
Notwithstanding the preceding sentence, 4AB shall retain a fully paid up, royalty free, perpetual, worldwide, exclusive license under any PROGRAM PATENT(S). However, notwithstanding such termination, termination of this Agreement shall not affect any already licensed PRODUCTS and PROGRAM PATENT(S).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

10.02
If this Agreement is terminated by LICR pursuant to Section 9.02 or 9.03, then on the effective date of said termination, 4AB’s and LICR’s obligations and rights under this Agreement shall terminate. Notwithstanding the preceding sentence, LICR shall retain a fully paid up, royalty free, perpetual, worldwide, exclusive license under any PROGRAM PATENT(S). However, notwithstanding such termination, termination of this Agreement shall not affect any already licensed PRODUCTS and PROGRAM PATENT(S).

10.03	Notwithstanding termination of this Agreement by either party, each party shall remain liable to the other with respect to any obligations which arise prior to the effective date of termination.

11    REPRESENTATIONS AND WARRANTIES

11.01    Each party represents and warrants to the other party that:

A.
it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

B.
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf have been duly authorized to do so by all requisite corporate or partnership action;

C.
(i) this Agreement is legally binding upon it and enforceable in accordance with its terms, and (ii) the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

D.	it has not, and will not during the TERM OR EXTENSION TERM, grant any right to any third party that would conflict with the rights granted to the other party hereunder.

12    INDEMNITY & INSURANCE

12.01
LICR shall indemnify, hold harmless and defend 4AB and its directors, officers, agents and employees from and against any loss, costs (including reasonable attorney’s fees), damages, injury, liability, claims, demands, or causes of action (“LIABILITY”) arising out of or resulting from (a) personal injury or death in connection with LICR’s activities hereunder; (b) LICR’s use, handling, storage or disposal of any materials or information; (c) any negligent act or omission or willful misconduct of LICR or LICR’s employees or agents; (d) any act or omission of LICR as an employer; or (e) any debt or other duty of any kind or amount owed to a LICR subcontractor, except to the extent that any such LIABILITY is incurred as a result of the gross negligence or willful misconduct of 4AB.

12.02
4AB shall indemnify, hold harmless and defend LICR and Memorial Sloan-Kettering Cancer Center and their directors, officers, agents and employees, from and against any LIABILITY arising out of or resulting from (a) personal injury or death in connection with 4AB’s activities hereunder; (b) 4AB’s use, handling, storage or disposal of any materials or information; (c) any negligent act or omission or willful misconduct of 4AB or 4AB’s employees, or agents; (d) any act or omission of 4AB as an employer; (e) any debt or other duty of any kind or amount owed to a 4AB subcontractor; or (f) arising out of this Agreement, except to the extent that any such LIABILITY is incurred as a result of the gross negligence or willful misconduct of any such indemnitee. This indemnification shall also include, but not be limited to, any product liability.

12.03	4AB shall maintain insurance with limits, which are consistent with industry standards to cover 4AB’s activities in connection with this Agreement.

12.04
Except as otherwise expressly set forth in this Agreement, neither party makes any representations and extends no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, validity of patent rights claims issued or pending, or non-infringement of third party rights.

13 DISPUTE RESOLUTION

13.01
The parties recognize that disputes as to certain matters may from time to time arise which relate to the rights of either party and obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in Section 13.02, if and when such a dispute arises between the parties.

13.02    Dispute Resolution Procedures.

A.
If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “DISPUTE”), arises between the parties and the parties cannot resolve such DISPUTE within thirty (30) days of a written request by either party to the other party, the parties agree to refer the DISPUTE either to: (a) the chief scientific officer (or equivalent) of LICR and the chief scientific officer (or equivalent) of 4AB for resolution (if such DISPUTE relates to scientific issues); or (b) to the head of business development (or equivalent) of LICR and the head of business development (or equivalent) of 4AB for resolution (if such DISPUTE does not relate to scientific issues). If such officers of the parties cannot resolve such DISPUTE within an additional thirty (30) days, then such DISPUTE shall be referred to the chief executive officer (or equivalent) of LICR and the chief executive officer (or equivalent) of 4AB for resolution. After an additional thirty (30) days, if such officers have not succeeded in negotiating a resolution of the DISPUTE, then either party may at any time thereafter seek to resolve such DISPUTE by arbitration pursuant to Section 13.02C below.

B.
The parties acknowledge and agree that any declarations (either oral or in writing) rendered by the parties’ representatives during the resolution procedure under Section 13.02A above, shall not be considered as an acknowledgement of such party’s liability in respect to the DISPUTE. The parties agree that neither of them may rely on such statement or document as mean of evidence during the arbitration proceeding. For the avoidance of doubts, this Section 13.02B shall not apply to documents, information and statements relating to the disputed obligations under this Agreement.

C.    If any dispute, disagreement, claim or controversy of any nature or type arises out of or results from this Agreement and is not resolved pursuant to Section 13.02A, then without regard or reference to the principles of conflicts of law or international private law or any contrary term or condition in any international treaty or convention (other than in connection with the recognition of arbitral awards as the parties have agreed below):

i    Jurisdiction/Forum. Any DISPUTE that cannot be resolved after negotiation between the parties as set forth in Section 13.02A shall be finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as supplemented by clause “v”, below (collectively, the “RULES”).

ii    Applicability of Rules. If a procedural question or dispute arises that is not governed by the RULES, the ARBITRATORS shall make a binding determination of its resolution after affording each party an opportunity to state its preferred means of resolution. Each party hereby expressly, irrevocably and unconditionally consents and submits to the personal jurisdiction of the ICC and waives and hereby affirmatively covenants not to assert their right to object to or challenge the sole and exclusive personal jurisdiction of the ICC in connection with DISPUTES. Any controversy concerning the extent to which any DISPUTE is subject to the terms and conditions of this Section and/or the RULES, or concerning the applicability, interpretation, or enforceability of this Section and/or the RULES, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the substantive laws of England and Wales.

iii    Venue, Language and Governing Law. The arbitration described herein (the “ARBITRATION”) shall be conducted in the English language and all written briefs and statements prepared by the parties shall be submitted in the English language. The ARBITRATION shall be conducted at a mutually agreed location in England and Wales. All DISPUTES shall be governed by and construed in accordance with the substantive laws of England and Wales, and the ARBITRATION shall be conducted under the procedural requirements of the RULES, all without regard or reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

iv    Arbitrators. The panel of arbitrators shall consist of three (3) neutral arbitrators who are mutually agreed upon by the parties meeting the following criteria: (i) none of them shall be current or former employees, directors or shareholders of, or otherwise have any current or previous relationship with, either party or its respective AFFILIATES; and (ii) all of them shall be a person expert in pharmaceutical industry research and development or in licensing arrangements in the biotechnology or pharmaceutical fields (collectively, the “ARBITRATORS”). If the parties cannot mutually agree on the ARBITRATORS within fifteen (15) business days of the filing of the claim with the ICC, then the parties shall each submit six (6) curriculum vitae of proposed ARBITRATORS to the International Court of Arbitration of the ICC and that body shall appoint the ARBITRATORS by selecting one (1) of the expert ARBITRATORS from each of parties’ submissions and appointing the third ARBITRATOR in its discretion.

v    Supplemental Rules. The ARBITRATION shall be subject to the following rules: (i) the ARBITRATORS may not award or assess punitive damages against either party except that the ARBITRATORS, in their solediscretion, may award reasonable costs, expenses and fees to the prevailing party; (ii) until such time as an award of costs is made by the ARBITRATORS, each party shall bear its own costs and expenses of the ARBITRATION and one-half (1/2) of the fees and costs of the ARBITRATORS; and (iii) time is of the essence with regard to the completion of the ARBITRATION and the ARBITRATORS shall make a final award no later than one (1) year after the filing of the initial claim with the ICC.

vi    Award. The ARBITRATORS’ award shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accountings presented or pled to the ARBITRATORS, including any such claims, counter-claims, issues or accountings seeking declaratory, equitable and/or injunctive relief, and all costs, fees or taxes incident to enforcing the ARBITRATORS’ award shall be, to the maximum extent permitted by law, charged against the party resisting enforcement. Judgment upon the award of the ARBITRATORS may be entered in a court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement. Without limiting the foregoing, if and to extent that the final award of the ARBITRATORS is found unenforceable, either party may bring a cause of action against the other party before any court of competent jurisdiction at the domicile of the defendant party.

vii    Interim Relief. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre- arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court, the ARBITRATORS shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the ARBITRATORS’ orders to that effect.

D.
Notwithstanding anything to the contrary, if any DISPUTE arises from either party’s rights or obligations under Section 6 (Confidentiality), then a party may seek equitable relief from a court of competent jurisdiction without needing to resort to the dispute resolution mechanism described above in this Section 13.02. In the event of any dispute relating to this Agreement or breach thereof, the parties shall use their best endeavors to develop practical solutions of mutual benefit to settle conflicts amicably between themselves.

14    PUBLIC ANNOUNCEMENTS AND PUBLICATION

14.01	Neither party shall use the name of the other party in any publicity, advertising, or news without the prior written consent of the other party.

14.02
4AB and LICR may issue one or more joint announcements regarding this Agreement, provided each such announcement has been approved in writing by both LICR and 4AB prior to its release. Further, each party may, in presentations; publications or other disclosures accurately report that it is a party to the relationship represented by this Agreement. All public announcements and statements concerning the research, development and commercialization of PRODUCT(s) by 4AB, LICR or their licensee(s) will acknowledge 4AB’s and LICR’s role in the discovery and validation of the ANTIBODY or ANTIBODIES.

14.03
It is accepted by the parties that the parties may wish to publish or disclose aspects of the PROGRAM and results thereof in scientific journals or meetings or the like. Specifically, LICR and its academic collaborators shall have the right to publish and present scientific findings relating to the PROGRAM. In such an event the disclosing party shall provide the other party with copies of such publications and presentations at least thirty (30) calendar days prior to submission for publication or presentation. The non-disclosing party shall, within a period of thirty (30) calendar days of receipt of such publications or presentations advise the disclosing party whether patent or commercial interests may be prejudiced by the proposed publication or presentation, in which case the party shall delay, or cause its collaborators to delay, submission, if necessary, of the publication or presentation for an additional period, such period not exceeding forty five (45) calendar days, from notification received from disclosing party. If non-disclosing party has not responded to the disclosing party within the initial thirty (30) calendar day time period, the proposed publication or presentation shall be deemed not to prejudice any patent or commercial interests and the LICR and its academic collaborators are free to proceed.

15    INDEPENDENT PARTIES

15.01
At all times, 4AB and LICR shall be deemed and shall in fact be independent of one another and neither shall be authorized or empowered hereby to act as the agent for the other party for the purpose whatsoever or, on behalf of the other, enter into any contract, warranty or representations as to any matter.

16    SURVIVAL AND WAIVERS

16.01
The covenants of the parties which by their terms or express intent are to be performed after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

16.02
Any term or condition of this Agreement may be waived or qualified at any time by the party entitled to the benefit thereof by written instrument executed by said party. No delay or failure on the part of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

17    GOVERNING LAW

17.01	This Agreement shall be construed and governed in accordance with the laws of the England and Wales, without regard to its conflicts of law provisions.

18    ASSIGNMENT

18.01
This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party, except in the case of a CHANGE OF CONTROL.

18.02    Any assignment in violation of this provision shall be void.

19    SEVERANCE

19.01	If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

20    NOTICES

20.01
Any notice or other communication required or permitted to be given to either party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next business day of the recipient; (c) one (1) business day after sending via next business day delivery by a nationally recognized overnight courier service; or (d) three (3) days after mailing by registered or certified mail, postage prepaid and return receipt requested, to the other party at the following address or facsimile number.

Notices to LICR shall be addressed to:

Ludwig Institute for Cancer Research Ltd
666 Third Avenue, 28th floor
New York, NY 10017
USA

Facsimile:    (212) 450-1535
Attention:    Mr. Ed McDermott Jr.
President

Copies to:

Ludwig Institute for Cancer Research Ltd
666 Third Avenue, 28th floor
New York, NY 10017
USA

Facsimile:    (212) 450-1535
Attention:    Jonathan Skipper, Ph.D.
Executive Director, Technology Development

Notices to 4AB shall be addressed to:

4-Antibody AG
Schwarzwaldallee 215
Basel
CH-4002
Switzerland
Attention:     Robert F Burns, PhD
Chief Executive Officer

Copies to:

4-Antibody AG
Schwarzwaldallee 215
Basel
CH-4002
Switzerland

Attention:    Sarah Thompson, PhD
Head of Intellectual Property

21    FORCE MAJEURE

21.01
No failure or omission by the parties hereto in the performance of any obligation under this Agreement shall be deemed a breach hereto or create any liability if the same arises from any cause beyond the control of the parties including, but not limited to, the following: acts of gods, acts or omissions of any government; any rule, regulation or order issued by governmental authority or by any officer, department, agency or instrumentality thereof: fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; or strike, lockout or other work stoppage provided that such failure or omission is cured as is practicable after the occurrence of the force majeure.

22    ENTIRE AGREEMENT

22.01
This Agreement, together with any Appendix attached hereto and expressly incorporated herein, constitutes the entire agreement between the parties and supersedes all previous arrangements whether written or oral. Any Amendment or modification to this Agreement shall be of no effect unless made in a writing which specifically references this Agreement and signed by both parties.

IN WITNESS WHEREOF the parties, intending to be bound hereby, have caused their duly authorised representatives to execute this Agreement.

LUDWIG INSTITUTE FOR CANCER RESEARCH        4-ANTIBODY AG

/s/ Edward A. McDermott____________________        /s/ Robert F. Burns_____________________

Name: Edward A. McDermott                    Name: Robert F. Burns

Title: President                            Title: CEO

Date: May 23, 2011                        Date:    19th May 2011

/s/ Jonathan Skipper_________________________        /s/ Ulf Grawunder, PhD_________________

Name: Jonathan Skipper                    Name: Ulf Grawunder, PhD

Title: Executive Director, Technology Development        Title:    CSO

Date: May 23, 2011                        Date: 19th May 2011

Appendix 1.

PROGRAM SUMMARY

The parties will conduct preclinical and clinical research to establish potential antibody immunotherapies in cancer. [**].

[**]:

1)    [**]
2)    [**]
3)    [**]
4)    [**]
5)    [**]
6)    [**]
7)    [**]
8)    [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 2:

TARGETS: the parties have jointly identified an initial list of potential targets of clinical interest. Antibody immunotherapy against each of these targets has potential utility in the treatment of cancer patients. These targets are as follows:

1. GITR

2. OX40

3. TIM3

4. [**]

The parties may agree to change the list of targets, or to add further targets to this list.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Appendix 3:

JOINT MANAGEMENT COMMITTEE

4AB: Ulf Grawunder, Marc van Dijk (project coordinator), Robert Burns

LICR: Gerd Ritter, Jedd Wolchok, Jonathan Skipper/Pär Olsson (alternating)

Appendix 4:    Material Transfer Agreement

LUDWIG INSTITUTE FOR CANCER RESEARCH LTD

Postfach, 8024 Zurich, Switzerland
MATERIAL TRANSFER AGREEMENT
FOR ACADEMIC INSTITUTIONS

Name of Institution:                                201_

(The ‘Recipient’)

Address:

Phone:

Fax:

Email:
Attention:

(The ‘Investigator’)

Reagent:
Dear Dr ___
The Ludwig Institute for Cancer Research (hereinafter ‘LICR’) is willing to provide your Institution, (the ‘Recipient’) with the reagents listed above (said reagent and progeny thereof being referred to herein collectively as the ‘Reagents’) for use in the project described in Appendix A (‘Project’) upon the terms and conditions set forth herein:

NOW THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.
The Reagents furnished to the Recipient for use by the Investigator pursuant to this letter agreement and derivatives thereof (including but not limited to recombinant constructs, cultures, subcultures, mutations or other products derived directly or indirectly from the Reagents, referred to herein as the ‘Derivatives’) will be maintained at the Recipient within the sole possession and control of the Investigator and those staff directly supervised by the Investigator and will be used solely for research and/or educational purposes described in the Project. The Reagents and any Derivatives will only be used in laboratory animals or in vitro experiments as described above, will not be used in therapy involving humans. The Reagents and Derivatives will not be sold by the Recipient or the Investigator or any of Recipient’s or Investigator’s staff to any third party, for any purposes whatsoever and will not be distributed, or transferred by the Recipient or the Investigator or any of Recipient’s or Investigator’s staff to any third party, for any purposes whatsoever without the prior written agreement of LICR. No right, title or interest in the Reagents, Information and the intellectual proprietary rights therein is conveyed under this agreement except for the limited right to perform the Project.

2.
The Reagents, and any information relating to the Reagents that may be disclosed to the Investigator by LICR (the ‘Information’) are being provided to and accepted by the Recipient and the Investigator WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. LICR and its directors, officers, employees or agents assume no liability in connection with the Reagents or the Derivatives or the Information or their use by the Recipient, including the Investigator and staff. Recipient hereby agrees to defend, indemnify and hold harmless LICR and its directors, officers, employees and agents from and against any liability or claim arising from any use or misuse of the Reagents, Information or the Derivatives, breach of this agreement or the negligence or wilful malfeasance of Recipient, the Investigator or any of Recipient’s or Investigator’s staff. Without limiting the foregoing, LICR makes no representations or warranties as to testing of the Reagents for the presence or absence of any pathogens, and the Investigator and Recipient assume all risk of harm with respect to any pathogens.

3.
Reagents are being provided at no cost to Recipient; provided, however, the costs of handling and transportation by courier will be paid by Recipient, which hereby gives authorisation to LICR to use the following courier account.

Courier:
Account No:

4.
The Investigator and Recipient have not licensed, assigned or otherwise transferred and will not license, assign or otherwise transfer to any third party any interest in the research involving the Reagents or in the intellectual property or inventions that might emerge therefrom.

5.
Title to the Reagents and patent rights and other intellectual property rights therein are retained by LICR. No right or license is granted with respect to the Reagents, any Derivatives, the Information or any intellectual property rights, except as expressly set forth herein.

6.
Recipient represents and warrants that it is a not-for-profit private or public institution or academic entity and shall not use the Reagents or Information, directly or indirectly for commercial purposes, including without limitation sponsored research. In the event Recipient, Investigator or any other person conceives or reduces to practice any invention as a result of the use of the Reagents or Information furnished under this agreement or the intellectual proprietary rights therein, including any new use for the Reagent, Recipient will promptly disclose any such inventions, discoveries or new use to LICR in writing (the “Invention Notice”). Inventorship on any corresponding patent applications filed as a result of such inventions and discoveries shall be determined in accordance with applicable laws governing inventorship. If Recipient does not pursue or abandons patent protection for any invention described in an Invention Notice, Recipient shall promptly notify LICR, and LICR shall thereafter have the right, at its expense, to prepare, file, prosecute, and maintain any such patent. Recipient and Investigator shall assist LICR, at LICR’s expense, in the preparation of all documents necessary to effectuate LICR's rights in such intellectual property. Recipient hereby grants LICR and said third party a non-terminable, transferable, fully paid-up, royalty-free worldwide, non-exclusive, sublicensable license under any intellectual property rights therein. In addition, Recipient hereby grants LICR (or its designee) an option to obtain a worldwide, exclusive, sublicensable license under any such intellectual property rights within six (6) months of notification, on terms and conditions to be negotiated in good faith by the parties. Such option may be exercised by LICR (or its designee) within six (6) months after LICR’s receipt of the Invention Notice.

7.
The Investigator will keep LICR informed of the results obtained during the course of the research undertaken with the Reagents, any Derivatives and the Information in the course of the Project and will provide the Intellectual Property Office of LICR (666 Third Avenue, 28th Floor, New York, NY 10017, USA, for the attention of Dr. Jonathan Skipper) with ongoing reports on a three monthly basis and an Invention Notice promptly when an invention is made.

8.
LICR and the Recipient will keep in strict confidence all confidential information it receives under this agreement and information relating to the Project and will not publicly disclose any such information without the consent of the other party, unless such information is or becomes generally known to the public through no fault of either party, or is made available to the parties by a third party having lawful right to do so, or is required to be disclosed (but only to the extent of such requirement) pursuant to any law, court order or legal or regulatory process, or is independently developed by the receiving party without use of or reference to the confidential information of the disclosing party. However, the Recipient and the Investigator shall have the right to publish and present scientific findings relating to the results of the Project provided that the Recipient and the Investigator provide LICR with copies of such proposed disclosures at least thirty (30) days prior to submission for publication or presentation. Within thirty (30) days of receipt of such proposed publication or presentation, LICR shall advise Recipient whether patent or commercial interests may be prejudiced by the proposed publication or presentation and shall have the right to request delay of submission of the publication or presentation for an additional period, not to exceed sixty (60) days from initial receipt by LICR, to allow Recipient, who shall have the right but not the obligation in accordance with paragraph 6 above, to seek appropriate intellectual property protection of any inventions or discoveries relating to the Reagents or any Derivatives. If LICR has not responded to the Recipient within the thirty (30) day time period, the proposed publication or presentation shall be deemed not to prejudice any patent or commercial interests and the Recipient is free to proceed with the planned disclosure.

9.
Any publication referring to the Reagents, Information, any Derivatives or reporting of the research carried out with the Reagents, Information or any Derivatives shall contain a reference, when appropriate, to the relevant publication describing the Reagents and to LICR as the source of the Reagents. LICR would appreciate receiving, in due course, a copy of any relevant publications.

Very truly yours,

LUDWIG INSTITUTE FOR CANCER RESEARCH LTD

By:                            By:
Jonathan Skipper Ph.D.
Executive Director
Ludwig Institute for Cancer Research Ltd
666 Third Avenue 28th Floor
New York, NY 10017
USA

To be signed by authorised signatory of Recipient Institution:

Accepted and agreed to this

__________ Day of ________________ 201_

Signature ________________________
Name ___________________________
(Please Print)
Title ____________________________

To be signed by the Investigator:

Agreed and accepted this

_________ Day of _________________ 201_

Signature _________________________
Name ____________________________
(Please Print)
Title _____________________________